INTL FCStone Prevails in Sentinel Appeal

New York, March 20, 2014 - INTL FCStone Inc. (NASDAQ:INTL) announced today that its subsidiary, FCStone, LLC, was completely successful in its appeal of a January 2013 decision by the U.S. District Court, Northern District of Illinois, in the Sentinel matter. The U.S. Court of Appeals for the Seventh Circuit handed down its reversal yesterday of the trial court’s decision.

The appeal court’s reversal will have no financial impact on INTL FCStone, which had considered the possibility of losing the appeal to be remote and, accordingly, made no provision in its financial statements for any further loss in this matter. The appeal cash deposit made by FCStone with the court will be refunded.

The trial court’s decision, if it had been allowed to stand, would have resulted in a net pre-tax loss to FCStone of between $4 million and $6 million, and could have undermined the integrity of the futures industry's system of segregated customer accounts and the CFTC regulations designed to protect those accounts. The appeal court’s reversal of the decision vindicates the commitment of FCStone and the futures industry to protecting customer segregated funds.

The case arises from the 2007 bankruptcy of Sentinel Management Group, Inc. (“Sentinel”), an SEC-registered investment adviser and CFTC-regulated futures commission merchant. Sentinel, in accordance with CFTC regulations, invested customer funds on behalf of FCStone and many other futures commission merchants. Sentinel also invested funds deposited by hedge funds and other securities investors. In August 2007, Sentinel declared bankruptcy. Shortly thereafter, a Chicago federal district court ordered Sentinel to return all remaining customer funds which had been deposited by the futures commission merchants, including FCStone, and Sentinel did so. At that time, FCStone itself covered any account shortfall in order to ensure that its customers suffered no harm due to the insolvency of Sentinel.

Approximately a year later, the Sentinel bankruptcy trustee filed virtually identical lawsuits against FCStone and approximately a dozen other futures commission merchants, seeking a return of the August 2007 distribution of customer funds. The trustee has never alleged any wrongdoing on the part of FCStone or the other futures commission merchants. Rather, the trustee simply claimed that the futures commission merchants, including FCStone, received a greater percentage of their account balances than the other Sentinel customers. The trustee argued that FCStone and the other futures commission merchants should receive, from the bankruptcy estate, the same percentage as the other Sentinel customers, and no more. On January 4, 2013, in a "test case" decision, the federal district court ruled that FCStone should return its original distribution of $15.6 million and receive a revised distribution based on an equal distribution to all of Sentinel's customers, which would have resulted in a net pre-tax loss to FCStone of between $4 million and $6 million. It was this decision that FCStone successfully appealed.

Sean O’Connor, CEO of INTL FCStone, said, “We are pleased that the appeal court’s ruling vindicates our position. This is an important decision for FCStone and for the futures industry as a whole. The protection of futures market customer funds and the finality of bankruptcy court-ordered distributions are crucial for the continued stability of markets and our industry.”

About INTL FCStone Inc.
INTL FCStone Inc. (INTL) provides execution and advisory services in commodities, currencies and international securities. INTL's businesses, which include the commodities advisory and transaction execution firm FCStone Group, serve more than 20,000 customers in more than 100 countries through a network of offices in eleven countries around the world.

Further information on INTL is available at www.intlfcstone.com.

Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words "believe," "expect," "anticipate," "should," "plan," "will," "may," "could," "intend," "estimate," "predict," "potential," "continue" or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
Contact:
INTL FCStone Inc.
Kent Coughlin
Director of Public Relations
+615-234-2756
kent.coughlin@intlfcstone.com